EXHIBIT 10.1

SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is between the First Commonwealth Financial Corporation (“Company”) and Brian G. Karrip (“Employee”).
WHEREAS, Employee’s employment by the Company and First Commonwealth Bank is being terminated on August 15, 2024 (“Termination Date”);
WHEREAS, the Company is willing to pay Employee certain severance in exchange for a release of claims and other commitments.
NOW THEREFORE, intending to be legally bound and for good and valuable consideration, Company and Employee agree as follows:
1.Recitals. The foregoing recitals are true and correct and incorporated herein.
2.Termination of Employment.
(a) Employee hereby resigns employment with the Company and First Commonwealth Bank as of the Termination Date. The Company has or will timely pay Employee, in accordance with its normal payroll and other procedures (or as otherwise required by law), for (i) Employee’s work through the Termination Date, (ii) Employee’s accrued but unused paid time off, and (iii) Employee’s properly reported and reimbursable business expenses, less all required tax withholdings and other deductions. The term of Employee’s employment under the Employment Agreement dated September 19, 2016 between the Company and Employee (the “Employment Agreement”) will be deemed to end on the Termination Date, and the payments and other benefits contemplated by Section 2 and 3 of this Agreement shall be in lieu of and in full satisfaction of any severance payments and benefits to which employee may be entitled pursuant to the Employment Agreement.

(b) Employee’s eligibility to participate in the Company’s group insurance plans, benefit plans, and other fringe benefit programs ceased as of the Termination Date, except as otherwise extended under COBRA. Certain benefits remain effective through the end of the month in which the termination occurs.

(c) The foregoing payments and benefits have been or will be provided to Employee regardless of whether Employee signs or revokes this Agreement.

3.Severance Benefits.

(a) The Company will continue the payment of Employee’s regular base salary, less all required tax withholdings and other deductions, through the payroll period ending on August 15, 2025 (“Severance”). The Company will pay the Severance in equal installments commencing on the first regular payroll date after the date this Agreement becomes final, binding and irrevocable (as described below) (the “Release Effective Date”), but in no event later than the sixtieth (60th) day following Employee’s Termination Date. The first Severance payment shall include payment of all amounts of such severance that otherwise would have been due prior to such date (without interest), applied as though such payments commenced on the next normal pay date immediately following Employee’s Termination Date.

(b) If Employee timely elects to continue Employee’s group health benefits under COBRA, the Company will pay 100% of Employee’s COBRA premiums for ten (10) months of coverage for Employee and Employee’s spouse ending on June 30, 2025 or when COBRA eligibility ceases. The

COBRA continuation period for group health insurance provided under this Section 3(b) shall be deemed to run concurrent with the continuation period federally mandated by COBRA, or any other legally mandated and applicable federal, state, or local coverage period.

(c) The Company will pay Employee in respect of the Employee’s award under the Company’s 2024 annual incentive plan (“AIP”) $169,600 in cash or immediately available funds, net of required withholdings, on January 15, 2025. The payment contemplated by this Section 3(c) shall constitute full satisfaction of Employee’s award under the 2024 AIP.

(d) Employee is a participant in the following long-term incentive compensation plans (collectively, the “LTIPs”): (i) First Commonwealth Financial Corporation 2022-2024 Long-Term Incentive Plan; (ii) First Commonwealth Financial Corporation 2023-2025 Long-Term Incentive Plan; and (iii) First Commonwealth Financial Corporation 2024-2026 Long-Term Incentive Plan. The Company will pay Employee in respect of the Employee’s awards at target performance, pro-rated, based on the average ten (10) day share price (FCF), ending on August 14, 2024 in cash or immediately available funds, net of required withholdings, on the first regular payroll date after the Release Effective Date. The payment contemplated by this Section 3(d) shall constitute full satisfaction of Employee’s awards under the LTIPs.

4.Release of Claims.

On the Termination Date, Employee will execute and deliver the General Release of Claims attached as Exhibit A to this Agreement. The Parties agree that neither this Agreement nor the furnishing of the consideration for the release by Employee shall be deemed or construed at any time for any purpose as an admission by the Company, or evidence of any liability or unlawful conduct of any kind.

5.Time Limits, Revocation and Effective Date

(a) Employee acknowledges and agrees that Employee received this Agreement on July 24, 2024. Employee has up to twenty-one (21) days from the date Employee receives this Agreement to consider its terms. Any changes to this Agreement during that period, whether material or not, will not extend the 21-day period. If Employee signs this Agreement, Employee may still revoke Employee’s acceptance of the Agreement for up to seven (7) days after Employee signs it, by notifying the Company in writing before the expiration of that seven-day period. The written notice should be delivered in person or, if sent by mail, postmarked no later than the 7th day and mailed to:

First Commonwealth Bank
601 Philadelphia Street
Indiana, PA 15701
Attention: General Counsel

(b) If not revoked, this Agreement will become effective on the 8th day after Employee signs it. If Employee does not sign this Agreement within the 21-day period, or if Employee timely revokes this Agreement during the seven-day revocation period, this Agreement will not become effective and Employee will not be entitled to the Severance Benefits provided for in Section 3.

6.Consult with an Attorney. The Company hereby advises Employee to consult with an attorney of Employee’s choice (at Employee’s expense) before Employee signs this Agreement. The Company will rely on Employee’s signature on this Agreement as Employee’s representation that Employee read this Agreement carefully before signing it, and that Employee has a full and complete understanding of its terms.

7.Representations. By signing below, Employee represents and agrees that the following are true and correct:
(a) Except for the wages and benefits to be paid to Employee regardless of whether Employee signs this Agreement (as described in Section 2) and the Severance Benefits to be paid under this Agreement (as described in Section 3), the Company does not owe Employee any other wages, compensation, or benefits of any kind or nature;
(b) The Company has provided Employee with all leave to which Employee was entitled and, to the best of Employee’s knowledge, Employee is not suffering from any work-related injuries;
(c) Employee has notified the Company of any charge or complaint Employee filed with any agency or court that is still pending before such court or agency;
(d) The Severance Benefits described in Section 3 are things that Employee is not entitled to receive in the absence of this Agreement;
(e) Employee has returned to the Company all property and information that belongs to the Company, including, but not limited to the following (where applicable): computers (desktop and laptop); phone; tablet; iPad; devices (including usb, external hard drives, etc.); handheld devices; keys, access cards, passwords, and/or ID cards; all electronically stored and paper copies of all financial data, customer information, business plans and reports, and Company files; and all records, customer lists, written information, forms, plans, and other documents, including electronically stored information. Employee shall search Employee's electronic devices, device back-ups, residence, and automobile and agrees that by signing below, Employee has disclosed all Company property in Employee's possession or control and returned such property as directed by Company; and
(f) Employee remains bound by the restrictive covenants (which include, by way of illustration and not limitation, the obligation not to solicit prospective customers, customers and/or employees) for a period as defined and discussed more fully in the Employment Agreement and any other document containing restrictive covenants. Without limiting the generality of the foregoing, Employee will abide by the obligations under Sections 3.01 (Non-Disclosure of Confidential Information), 3.02 (Non-Solicitation of Employees) and 3.06 (Non-Compete) of the Employment Agreement.
8.No Re-employment. Employee acknowledges and agrees that he shall not knowingly re-apply for employment with the Released Parties, nor will Employee knowingly accept any employment or otherwise work for the Released Parties. Further, Employee agrees that his forbearance to seek future employment with the Released Parties is purely contractual and is in no way involuntary, discriminatory, retaliatory, or in violation of any contract or policy of the Released Parties. If Employee applies for employment with the Released Parties, the Released Parties are not under any obligation to process or otherwise act upon such application.
9.Confidentiality. Employee will keep this Agreement and its terms (other than the fact that Employee was terminated on the Termination Date) confidential and will not disclose such information to anyone other than Employee’s immediate family and professional advisors, each of whom must, as a condition to the disclosure, agree to keep the information confidential. Employee will be responsible for any breach of this Section by Employee’s immediate family members and professional advisors. Notwithstanding the foregoing, this Agreement does not prohibit Employee from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Employee under Sections 3 or 4 of the Release.
10.Confidential Information.
(a) Employee will not disclose to any third parties any of the trade secrets and other confidential proprietary information of the Company, including, but not limited to, information regarding the Company’s operations, products, services, suppliers, customers, research, development, new products, marketing, marketing plans, business plans, budgets, finances, licenses, prices, and costs (“Confidential Information”) without the express written consent of the Company, which consent may be withheld by the Company in its sole and absolute discretion. Notwithstanding the foregoing, this Agreement does not prohibit Employee from (i) providing truthful testimony in response to compulsory legal process, (ii) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (iii) making truthful statements in connection with any claim permitted to be brought by Employee under Sections 3 or 4 of the Release.
(b) Employee’s obligation under this Section include, but are not limited to, any and all Confidential Information the Company provided to Employee, Employee developed on behalf of the Company, or to which Employee had access, as well as information third parties provided to the Company that the Company is obligated to keep confidential.
11.Applicable Law; Jurisdiction and Venue.
(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law.
(b) Employee consents to the exclusive jurisdiction of any state or federal court of competent jurisdiction located within the Western District of the United States District Court in the Commonwealth of Pennsylvania, and Employee irrevocably agrees that all actions or proceedings relating to this Agreement may be litigated in such courts. Employee irrevocably waives Employee’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness similar state or federal statutes.
12.Entire Agreement; Other Agreements. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and no representation, promise, or agreement, oral or written, relating hereto that is not contained herein shall be of any force or effect. Moreover, if Employee entered in any other enforceable agreements with the Company that contain provisions that are not in direct conflict with the provisions of this Agreement, those provisions shall remain in effect and the terms of this Agreement shall be in addition to the non-conflicting terms of such other such agreements.
13.No Disparagement. Employee will not make any defamatory or intentionally disparaging statements to any third parties regarding the Company, its services, or any of its employees, officers, or owners. Notwithstanding the foregoing, this Agreement does not prohibit Employee from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any claim permitted to be brought by Employee under Sections 3 or 4 of the Release.

14.No Admissions. Neither the execution of this Agreement nor the performance of its terms and conditions shall be construed or considered by any party or by any other person as an admission of liability or wrongdoing by either Party.
15.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement and will become effective when all executed counterparts have been delivered to the respective parties. Delivery of executed pages by facsimile transmission or e-mail will constitute effective and binding execution and delivery of this Agreement.
16.Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns, and any such successors and assigns shall be considered third-party beneficiaries of this Agreement.
17.Acknowledgements. Employee hereby acknowledges that Employee (a) has read this Agreement and understands all of its provisions; and (b) voluntarily enters into this Agreement, which is contractual in nature and contains a general release of claims.
18.Severability. If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.
19. 409A. The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder, or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Each payment under this Agreement shall be considered a separate and distinct payment. Employee shall have no right to designate the date of any payment under this Agreement. Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company has no obligation to take any action to prevent the assessment of any tax under Section 409A on any person and neither the Company, nor its subsidiaries or affiliates, nor any of their employees, officers, directors or other representatives shall have any liability to Employee with respect thereto. To the extent required by this Agreement or applicable law, the Company will annually report as taxable wages and/or impute income to the Employee the value of any taxable benefits and payments provided to the Employee.
20.Further Assurances. Employee and the Company each agree to execute and deliver, after the date hereof, without additional consideration, any additional documents, and to take any further actions, as may be necessary to fulfill the intent of this Agreement and the transactions contemplated hereby.
21.Cooperation.
(a) Employee will (i) cooperate with the Company in all reasonable respects concerning any transitional matters which require Employee’s assistance, cooperation or knowledge, including communicating with persons inside or outside the Company as directed by the Company, and (ii) in the event that the Company (or any of its affiliates or other related entities) becomes involved in any legal action relating to events which occurred during Employee’s employment with the Company, cooperate to the fullest extent possible in the preparation, prosecution or defense of their case, including, but not limited to, the execution of affidavits or documents, testifying or providing information requested by the Company.
(b) To the extent that Employee incurs (i) travel-related expenses, (ii) out-of-pocket expenses, and/or (iii) loss of wages as a result of Employee’s cooperation with the Company as contemplated by this Section 21 (“Cooperation Expenses”), the Company will promptly reimburse Employee (or will cause Employee to be promptly reimbursed) for such Cooperation Expenses, provided they are reasonable and were approved by the Company in advance.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) set forth below.

First Commonwealth Financial Corporation
By /s/ T. Michael Price
Name T. Michael Price
Title Chief Executive Officer
Date 8/2/2024

/s/ Brian G. Karrip
Brian G. Karrip
8/1/2024
Date

EXHIBIT A
General Release of Claims.
This General Release of Claims is executed and delivered by the undersigned (“Employee”) pursuant to, and in consideration of the promises made within, that certain Separation Agreement dated August 2, 2024 (the “Agreement”) by and between First Commonwealth Financial Corporation, a Pennsylvania corporation (the “Company” in the Agreement and “Employer” in this General Release of Claims), and the undersigned (“Employee”).
1. Employee knowingly and voluntarily releases and forever discharges Employer, its parent, affiliates, subsidiaries, divisions, predecessor companies, their successors and assigns, their affiliated and predecessor companies and the current and former employees, attorneys, shareholders, members, officers, directors and agents thereof and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Employer (collectively referred to throughout the remainder of this Agreement as "Releasees"), of and from any and all claims, controversies, damages, rights, actions and causes of action, known and unknown, which the Employee has or may have against Releasees as of the date of execution of this General Release of Claims as the result of his separation of service from Employer, examples include, but are not limited to, any alleged violation of the following in connection with his separation of service from Employer:
•Title VII of the Civil Rights Act of 1964, as amended;
•The Civil Rights Act of 1991;
•Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•The Employee Retirement Income Security Act of 1974, as amended (with the exception of claims involving vested and/or accrued benefits);
•The Immigration Reform and Control Act, as amended;
•The Americans with Disabilities Act of 1990, as amended;
• The Age Discrimination in Employment Act of 1967, as amended;
•The Older Workers Benefit Protect Act;
•The Workers Adjustment and Retraining Notification Act, as amended;
•The Occupational Safety and Health Act, as amended;
•The Equal Pay Act of 1963;
•The Genetic Information Nondiscrimination Act;
•The Family and Medical Leave Act;
•Uniformed Services Employment and Reemployment Rights Act
•Any other federal, state or local civil or human rights law or any other local, state public policy, contract, tort, or common law; or

•Any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters (all of the above collectively referred to as "Claims").
2. This release is intended to be a general release of claims arising out of Employee’s separation of service from the Employer and excludes any rights or claims preserved in or based on the Agreement, and any claims based on transaction or occurrences arising after Employee’s execution of this General Release of Claims. Employee is advised to seek independent legal counsel if Employee seeks clarification on the scope of this release. Signing this Agreement does not waive Employee's right to seek a judicial determination of the validity of Employee's release of rights arising under the Age Discrimination in Employment Act.
3. Nothing herein is intended to or shall preclude Employee from filing a charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in its investigation. Employee, however, explicitly waives any right to file a personal lawsuit or receive monetary damages that the agency may recover against Releasees, without regard as to who brought any said complaint or charge.
4. Nothing herein is intended to or shall release, waive or otherwise impair the rights of Employee under the Bylaws of the Company or any of its subsidiaries, any insurance policy maintained by the Company or applicable law of Company practice to be indemnified against liability for acts or omissions in Employee’s covered capacities for the Company and/or its subsidiaries.
Other than filing suit to determine the validity of Employee's release under the ADEA as set forth in paragraph “2” above or filing a charge consistent with paragraph “3” above, Employee covenants not to file any lawsuit, charge, complaint, allegation or cause of action in any forum regarding any claim involving his employment with or his termination of employment from Employer which he is waiving and releasing through this General Release of Claims. If Employee breaches this covenant, he agrees to forfeit any and all consideration offered to him in the Agreement.

Date: 8/15/2024 /s/ Brian G. Karrip
Brian G. Karrip